EXHIBIT 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      FOR NINE MONTHS ENDED SEPTEMBER 30:
                                  (UNAUDITED)

(Dollars in millions)

                                                           1998          1997
                                                         --------      --------

Earnings before income taxes(1)                          $  5,720      $  6,035

Add:
  Fixed charges, excluding capitalized interest             1,512         1,449
                                                         --------      --------
Earnings as adjusted                                     $  7,232      $  7,484
                                                         ========      ========
Fixed charges:
  Interest expense                                          1,154         1,157
  Capitalized interest                                         20            26
  Portion of rental expense representative of
    interest                                                  358           292
                                                         --------      --------
Total fixed charges                                      $  1,532      $  1,475
                                                         ========      ========
Preferred stock dividends(2)                                   21            22
                                                         --------      --------
Combined fixed charges and preferred stock
  dividends                                              $  1,553      $  1,497
                                                         ========      ========
Ratio of earnings to fixed charges                           4.72          5.07
Ratio of earnings to combined fixed charges and
  preferred stock dividends                                  4.66          5.00

(1) Earnings before income taxes excludes the company's share in the income and losses of less-than-fifty percent-owned affiliates.

(2) Included in the ratio computation are preferred stock dividends of $15 million for the first nine months of 1998 and 1997, or $21 million and $22 million, respectively, representing the pre-tax earnings which would be required to cover such dividend requirements based on the company's effective tax rate for the nine months ended September 30, 1998 and 1997.


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